Exhibit 99.1

REALTY INCOME CLOSES MERGER WITH VEREIT

Priscilla Almodovar and Mary Hogan Preusse Join Board of Directors

SAN DIEGO and PHOENIX, Nov. 1, 2021....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, and VEREIT, Inc. (NYSE: VER) (“VEREIT”) today announced the completion of their previously announced merger. The common stock of the combined company will trade under the symbol “O” on the NYSE, beginning today. The closing follows the satisfaction of all conditions to the closing of the merger, including receipt of approval of the transaction by Realty Income and VEREIT stockholders, which stockholder approvals were obtained on August 12, 2021. Under the terms of the merger agreement, VEREIT stockholders were entitled to receive, for each share of VEREIT common stock held, 0.705 shares of Realty Income common stock.

“We are pleased to announce the completion of our merger with VEREIT, strengthening our position as the leading net lease REIT and global consolidator of the net lease space,” said Sumit Roy, Realty Income’s President and Chief Executive Officer. “With the closing of the VEREIT merger, we believe our size, scale and diversification will further enhance many of our competitive advantages, accelerate our investment activities, and enhance shareholder value for years to come. I thank all of our employees for their tireless efforts to achieve this milestone and welcome our new colleagues to our ‘One Team’.”

As previously announced, Realty Income also expects to complete its spin-off of substantially all the office assets of the combined company into a new, publicly traded REIT named Orion Office REIT, Inc. (NYSE: ONL) (“Orion”). The spin-off will be effected by a special dividend to all Realty Income stockholders, including legacy VEREIT stockholders, which is expected to occur on November 12, 2021 (“Distribution”). For every ten shares of Realty Income common stock held of record by Realty Income stockholders as of the close of business on November 2, 2021, the record date for the Distribution, such stockholder will receive one share of Orion common stock. Shares of Orion common stock are expected to commence trading on the New York Stock Exchange on November 15, 2021.

Pursuant to the merger agreement, upon the closing of the merger, two former VEREIT directors, Priscilla Almodovar and Mary Hogan Preusse, were appointed to the Realty Income board.

Ms. Almodovar served as a board member of VEREIT from February 2021 to the closing of the merger and is currently the President and Chief Executive Officer of Enterprise Community Partners, an organization that invests in communities nationwide to address affordable housing solutions, racial equity and climate initiatives and the accessibility to investment capital products. She also serves a member of the U.S. Secretary of Energy Advisory Board. Prior to Enterprise Community Partners, Ms. Almodovar held the position of Managing Director at JP Morgan Chase, where she led national real estate businesses which focused on commercial real estate and community development. Before JP Morgan, she was the President and Chief Executive Officer of the New York State Housing Finance Agency/State of New York Mortgage Agency. Prior to that, Ms. Almodovar was a corporate partner at the global law firm, White & Case LLP. Ms. Almodovar received her J.D. from Columbia University School of Law and her B.A. in Economics from Hofstra University.

Ms. Hogan Preusse served as a board member of VEREIT from February 2017 to the closing of the merger and currently serves on the board of Kimco Realty, Digital Realty Trust, and Host Hotels & Resorts. She is also a Senior Advisor to Fifth Wall, the venture capital firm. She is a member of NAREIT’s Advisory Board of Governors and is a recipient of that organization’s Industry Achievement Award.  Most recently, Ms. Hogan Preusse held the position of Managing Director and Co-Head of Americas Real Estate at APG Asset Management, US., where she was responsible for managing the firm’s public real estate investments in the Americas. Prior to APG, she spent eight years as a sell side analyst covering the REIT sector and she began her career at Merrill Lynch as an investment banking analyst. Ms. Hogan Preusse is a graduate of Bowdoin College in Brunswick, Maine with a degree in Mathematics and is a member of Bowdoin’s Board of Trustees.

Advisors

Moelis & Company LLC served as lead financial advisor, Wells Fargo Securities served as financial advisor, and Latham & Watkins LLP acted as legal advisor to Realty Income. J.P. Morgan Securities LLC served as exclusive financial advisor and Wachtell, Lipton, Rosen & Katz acted as legal advisor to VEREIT.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company and member of the S&P 500 Dividend Aristocrats® index. We invest in people and places to deliver dependable monthly dividends that increase over time. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 6,700 real estate properties owned under long-term lease agreements with commercial clients. To date, the company has declared 616 consecutive common stock monthly dividends throughout its 52-year operating history and increased the dividend 112 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results. These risks include, among others, general economic conditions, domestic and foreign real estate conditions, client financial health, the availability of capital to finance planned growth, volatility and uncertainty in the credit markets and broader financial markets, changes in foreign currency exchange rates, property acquisitions and the timing of these acquisitions, the structure, timing and completion of the anticipated spin-off of the office properties of Realty Income, Inc., and any effects of the announcement, pendency or completion of the spin-off, including the anticipated benefits therefrom, the anticipated benefits of the completed merger with VEREIT, charges for property impairments, the effects of the COVID-19 pandemic and the measures taken to limit its impact, the effects of pandemics or global outbreaks of contagious diseases or fear of such outbreaks, the ability of clients to adequately manage their properties and fulfill their respective lease obligations to Realty Income, and the outcome of any legal proceedings to which Realty Income is a party. Consequently, forward-looking statements should be regarded solely as reflections of Realty Income’s or VEREIT’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. Neither Realty Income nor VEREIT undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Realty Income Investors:

Jonathan Pong, CFA, CPA

SVP, Head of Corporate Finance

(858) 284-5177

VEREIT Investors:

Bonni Rosen

Senior Vice President, Investor Relations

BRosen@VEREIT.com

(212) 590-3940

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